EXHIBIT 5.1

November 27, 2017 Re: Registration Statement on Form S-4

Hilton Grand Vacations Borrower LLC

Hilton Grand Vacations Borrower Inc.

6355 MetroWest Boulevard, Suite 180

Orlando, FL 32835

Ladies and Gentlemen:

We have acted as counsel to Hilton Grand Vacations Borrower LLC, a Delaware limited liability company (the “Issuer”), Hilton Grand Vacations Borrower Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and to the guarantors listed on Schedule I hereto (the “Guarantors”) in connection with the preparation of the Issuers’ registration statement on Form S-4 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act“), filed by the Issuers and the Guarantors today with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the issuance by the Issuers of up to $300,000,000 principal amount of the Issuers’ 6.125% Senior Notes due 2024 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be offered by the Issuers and the Guarantors in exchange for the Issuers’ outstanding 6.125% Senior Notes due 2024 (the “Original Notes”) and guarantees thereof that were issued on November 29, 2016.

The Exchange Notes and Exchange Guarantees will be issued under the Indenture dated as of October 24, 2016, between the Issuers, the Guarantors, and Wilmington Trust, National Association, as trustee, as amended by the First Supplemental Indenture, dated November 29, 2016 (as amended, the “Indenture”). This opinion is delivered to you pursuant to Item 21 of Form S-4 and Item 601(b)(5) of Regulation S-K of the Commission.

As the Issuers’ and the Guarantors’ counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the form of the Exchange Notes, the terms of the Exchange Guarantees, the Registration Statement and such other documents, corporate records, certificates of officers of the Issuers and the Guarantors and of public officials and other instruments and documents as we have deemed necessary or advisable to enable us to render the opinions expressed below.

Womble Bond Dickinson (US) LLP is a member of Womble Bond Dickinson (International) Limited, which consists of independent and autonomous law firms providing services in the US, the UK, and elsewhere around the world. Each Womble Bond Dickinson entity is a separate legal entity and is not responsible for the acts or omissions of, nor can bind or obligate, another Womble Bond Dickinson entity. Womble Bond Dickinson (International) Limited does not practice law. Please see www.womblebonddickinson.com/us/legal-notice for further details.

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In connection with such examination, we have assumed (i) the genuineness of all signatures and the legal capacity of all signatories; (ii) the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies; (iii) that the Indenture constitutes the enforceable obligation of the Trustee; and (iv) the proper issuance and accuracy of certificates of public officials and representatives of the Issuers and the Guarantors.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, it is our opinion that (i) the Exchange Notes will, when duly executed, authenticated, issued and delivered in exchange for the Original Notes in accordance with the terms and provisions of the Indenture and as described in the Registration Statement, constitute valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and (ii) the Exchange Guarantees will, when the Exchange Notes have been duly executed, authenticated, issued and delivered in exchange for the Original Notes in accordance with the terms and provisions of the Indenture and as described in the Registration Statement and the Exchange Guarantees have been duly issued, constitute the valid and binding obligations of the Guarantors, enforceable against each Guarantor in accordance with their terms, subject in each case to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law. We express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights or provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Nevada, we have relied upon the opinion of Rice Reuther Sullivan & Carroll LLP, dated the date hereof, and our opinions are subject to the qualifications, assumptions, limitations and exceptions set forth therein.

This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law, and the Delaware Limited Liability Company Act, and, to the extent set forth herein, the laws of the State of Nevada, in each case as currently in effect, and reported judicial decisions as of the date of this opinion that interpret such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or relied upon for any other purpose except that purchasers of the Exchange Notes offered pursuant to the Registration Statement may rely on this opinion to the same extent as if it were addressed to them.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to the name of our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

Best regards,

/s/ Womble Bond Dickinson (US) LLP